UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Wade B. Cook
   14675 Interurban Avenue S.
   WA, Seattle 98168
2. Issuer Name and Ticker or Trading Symbol
   WADE COOK FINANCIAL CORP. (WADE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |8512745            |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/1/ |P   |4000              |A  |$1.165     |34000              |I     |Crossroads NW 1            |
                             |1998  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |12/31/|J   |800000            |D  |N/A        |29697140           |I     |Family Trust 3  8          |
                             | 1998 |2   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/2/ |P   |10000             |A  |$1.1789    |                   |I     |IRA for Wade Cook 4        |
                             |1998  |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |12/30/|P   |50000             |A  |$.4508     |146600             |I     |IRA for Wade Cook 4        |
                             | 1998 |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |295200             |I     |Laura Cook Trust 5         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           |2515000            |I     |Money Chef 6 8             |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |12/31/|J   |800000            |A  |N/A        |800000             |I     |The Cook Family Trust      |
                             | 1998 |2   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |      |    |                  |   |           | 62000             |I     |Never Ending Wealth 7 8    |
                             |      |    |                  |   |           |                   |      |
___________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares held by Crossroads NW Ltd., a company controlled by the reporting person.
2. Shares incorrectly attributed to the Wade and Laura Cook Family Trust, correction of reporting of holdings.
3.  The Wade B. and Laura M. Cook Family Trust.
4.  Individual Retirement Account for Wade Cook.
5.  Trust for minor child.
6. Shares held by Money Chef, Inc., a company controlled by the reporting person.
7. Shares held by Never Ending Wealth, a company controlled by the reporting person.
8. This Form 5 corrects errors made in previous filings as to (1) shares not previously reported in the fiscal year ended December 31, 1998, as reported in Item 4 of the Form 5, and (2) clerical errors made in tabulating the aggregate number of shares and assigning proper allocation of shares among the various holding entities held by the reporting person.

                               /s/ Wade B Cook                      2/15/99
                               ----------------------------         -------
                             **Signature of Reporting Person          Date

Laura M. Cook
14675 Interurban Avenue S.
Seattle, WA  98168
Position:  Director, Secretary and 10% Owner